Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


       United Natural Foods Names Michael S. Funk Chief Executive Officer,
                          To Succeed Steven H. Townsend

Dayville, CT - October 24, 2005 -- United Natural Foods (Nasdaq: UNFI) today announced that Steven H. Townsend has announced his retirement and has resigned as President and Chief Executive Officer, effective immediately in order to devote more time to his other investments and business interests, and that Michael S. Funk, a United Natural Foods Director, will assume the additional responsibilities of President and Chief Executive Officer. Mr. Townsend will remain Chair of the Board of Directors until the Company's Annual Meeting, which is scheduled for December 8, 2005, and, to ensure a smooth transition, will continue as a consultant to the Company.

"The Board thanks Steve for the significant contributions he has made during his 23 years of service in various senior executive positions at United Natural Foods and its predecessor companies. Steve developed a strong, highly competent and motivated management team, and over the last three years, the Company's sales grew to $2.1 billion with shareholder value enhanced by substantial investment in people, facilities, equipment and technology. The Company reached many significant milestones during his career at United Natural Foods and we wish him well in his future endeavors, including as a consultant to UNFI," commented Thomas B. Simone, Vice Chair of the Board and Lead Independent Director. Mr. Townsend, age 52, was elected as UNFI's Chief Executive Officer in January 2003 and President in April 2001. He has served as a member of the Company's Board of Directors since December 2000 and was previously on the Board from 1996 until 1998. He has served as the Chair of the Board since January 2004.

Steven Townsend commented, "I've enjoyed a most fulfilling tenure at United Natural Foods and I especially want to acknowledge our entire management team. I look forward to beginning the next phase of my life and career. I wish all the people at UNFI continued success in its future and look forward to continuing my long-term relationship with United Natural Foods as a consultant."

Mr. Funk, age 51, has been affiliated with United Natural Foods and its predecessors since 1976 and has been a member of the Board of Directors since February 1996. He served as the Company's Chief Executive Officer from December 1999 until December 2002 and as its President from October 1996 until December 1999. He was the Company's Chair of the Board of Directors from January 2003 until December 2003 and served as the Company's Vice Chair of the Board of Directors from February 1996 until December 2002. Mr. Funk founded Mountain People's Warehouse, Inc. in 1976 and co-founded United Natural Foods in 1996.


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"The Board is extremely pleased that Michael, a pioneer of the natural products industry, has agreed to return to the leadership role of President and Chief Executive Officer," added Mr. Simone. "As a co-founder of United Natural Foods in 1996, he was a leader of a great team that built the organization into the leading natural products wholesaler in the United States. During his tenure as CEO, he successfully led an operational turnaround with revenues increasing to over $1.2 billion. We believe Michael's proven track record, supported by the Company's strong executive management team, will enable United Natural Foods to strengthen its leading position as America's Premier Certified Organic Distributor(R)."

"I've dedicated my career to building an organization that has excelled in the distribution of natural and organic foods and wellness products," stated Michael
S. Funk, President and Chief Executive Officer of United Natural Foods. "I am excited about United Natural Foods' future. We have a highly experienced management team, a base of over 20,000 customers nationwide in every class of trade and a solid balance sheet, all of which positions us for long-term sustainable growth."

Conference Call

The Company has scheduled a conference call for October 24, 2005, at 10:00 a.m. ET. Those interested in participating should call 303-262-2191. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investor Relations section of the Company's website at www.unfi.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 40,000 products to more than 20,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. For more information on United Natural Foods, Inc., visit the Company's website at http://www.unfi.com.

AT THE COMPANY:                     FINANCIAL RELATIONS BOARD
--------------------------------------------------------------------------------
Rick Puckett                        Joseph Calabrese
Chief Financial Officer             General Information
(860) 779-2800                      (212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's annual report on Form 10-K filed with the Commission on October 13, 2005, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.